Exhibit 99.1

ARCH CAPITAL GROUP LTD.

Earnings Release Supplement

As of December 31, 2007

Wessex House, 4th Floor 45 Reid Street Hamilton HM 12 Bermuda 441-278-9250 441-278-9255 fax

PRESS RELEASE

NASDAQ Symbol ACGL	CONTACT:
For Immediate Release	John D. Vollaro
Executive Vice President and
Chief Financial Officer

ARCH CAPITAL GROUP LTD. REPORTS 2007 FOURTH QUARTER RESULTS

HAMILTON, BERMUDA, February 11, 2008 — Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income available to common shareholders for the 2007 fourth quarter was $234.4 million, or $3.31 per share, compared to $239.3 million, or $3.12 per share, for the 2006 fourth quarter, and $832.1 million, or $11.28 per share, for the year ended December 31, 2007, compared to $692.6 million, or $9.08 per share, for the 2006 period. The Company also reported after-tax operating income available to common shareholders of $220.6 million, or $3.11 per share, for the 2007 fourth quarter, compared to $220.7 million, or $2.88 per share, for the 2006 fourth quarter, and $846.3 million, or $11.47 per share, for the year ended December 31, 2007, compared to $734.9 million, or $9.63 per share, for the 2006 period. All earnings per share amounts discussed in this release are on a diluted basis.

The Company’s after-tax operating income available to common shareholders represented a 24.3% annualized return on average common equity for the 2007 fourth quarter, compared to 28.1% for the 2006 fourth quarter, and 24.3% for the year ended December 31, 2007, compared to 25.6% for the 2006 period. After-tax operating income available to common shareholders, a non-GAAP measure, is defined as net income available to common shareholders, excluding net realized gains or losses and net foreign exchange gains or losses, net of income taxes. See page 6 for a further discussion of after-tax operating income available to common shareholders and Regulation G.

The Company’s book value per common share, including the net effect of share repurchases, increased to $55.12 at December 31, 2007 from $43.97 per share at December 31, 2006. Gross and net premiums written for the 2007 fourth quarter were $828.2 million and $577.7 million, respectively, compared to $873.2 million and $601.9 million, respectively, for the 2006 fourth quarter, and $4.14 billion and $2.9 billion, respectively, for the year ended December 31, 2007, compared to $4.28 billion and $3.02 billion, respectively, for the 2006 period. The Company’s combined ratio was 84.4% for the 2007 fourth quarter, compared to 83.0% for the 2006 fourth quarter, and 84.1% for the year ended December 31, 2007, compared to 85.4% for the 2006 period.

The following table summarizes the Company’s underwriting results:

	Three Months Ended		Year Ended
	December 31,		December 31,
(U.S. dollars in thousands)	2007	2006	2007	2006

Gross premiums written	$828,160	$873,196	$4,140,143	$4,282,449
Net premiums written	577,666	601,916	2,901,936	3,017,418
Net premiums earned	712,216	765,041	2,944,650	3,081,665
Underwriting income	112,826	131,179	470,038	453,849

Combined ratio	84.4%	83.0%	84.1%	85.4%

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of after-tax operating income available to common shareholders to net income available to common shareholders and related diluted per share results:

	Three Months Ended		Year Ended
	December 31,		December 31,
(U.S. dollars in thousands, except per share data)	2007	2006	2007	2006

After-tax operating income available to common shareholders	$220,614	$220,733	$846,287	$734,919
Net realized gains (losses), net of tax	18,211	26,981	30,085	(17,760)
Net foreign exchange losses, net of tax	(4,416)	(8,436)	(44,273)	(24,600)
Net income available to common shareholders	$234,409	$239,278	$832,099	$692,559

Diluted per common share results:
After-tax operating income available to common shareholders	$3.11	$2.88	$11.47	$9.63
Net realized gains (losses), net of tax	0.26	0.35	0.41	(0.23)
Net foreign exchange losses, net of tax	(0.06)	(0.11)	(0.60)	(0.32)
Net income available to common shareholders	$3.31	$3.12	$11.28	$9.08

Weighted average common shares and common share equivalents outstanding – diluted	70,901,361	76,622,078	73,762,419	76,246,725

The combined ratio represents a measure of underwriting profitability, excluding investment income, and is the sum of the loss ratio and expense ratio. A combined ratio under 100% represents an underwriting profit and a combined ratio over 100% represents an underwriting loss. The combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 55.6% and an underwriting expense ratio of 28.8% for the 2007 fourth quarter, compared to a loss ratio of 54.2% and an underwriting expense ratio of 28.8% for the 2006 fourth quarter. The combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 55.8% and an underwriting expense ratio of 28.3% for the year ended December 31, 2007, compared to a loss ratio of 58.1% and an underwriting expense ratio of 27.3% for the 2006 period. The loss ratio of 55.6% for the 2007 fourth quarter was comprised of 39.9 points of paid losses, 8.8 points related to reserves for reported losses and 6.9 points related to incurred but not reported reserves.

In establishing the reserves for losses and loss adjustment expenses, the Company has made various assumptions relating to the pricing of its reinsurance contracts and insurance policies and also has considered available historical industry experience and current industry conditions. The Company’s reserving method to date has been, to a large extent, the expected loss method, which is commonly applied when limited loss experience exists. Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that limited historical information has been reported to the Company through December 31, 2007. For a discussion of underwriting activities and a review of the

Company’s results by operating segment, see “Segment Information” in the Supplemental Financial Information section of this release.

Consolidated cash flow provided by operating activities for the 2007 fourth quarter was $332.9 million, compared to $359.0 million for the 2006 fourth quarter, and $1.44 billion for the year ended December 31, 2007, compared to $1.61 billion for the 2006 period. The lower level of operating cash flows for the year ended December 31, 2007 primarily resulted from an increase in paid losses, as the Company’s insurance and reinsurance loss reserves have continued to mature, along with a lower level of premiums written and collected.

Net investment income was $119.9 million for the 2007 fourth quarter (which included a $1.6 million reduction in the carrying value of certain fixed income investments accounted for using the equity method as discussed below), compared to $107.8 million for the 2006 fourth quarter, and $463.1 million for the year ended December 31, 2007 (which included a $1.7 million increase in the carrying value of such investments), compared to $380.2 million for the 2006 period. The increase in net investment income in the 2007 periods primarily resulted from a higher level of average invested assets. The Company’s investment portfolio, which mainly consists of high quality fixed income securities, had an average Standard & Poor’s quality rating of “AA+” at December 31, 2007, compared to “AAA” at December 31, 2006. The average effective duration of the Company’s investment portfolio was 3.29 years at December 31, 2007, compared to 3.23 years at December 31, 2006. For additional information on the Company’s investment portfolio, refer to the supplemental financial information portion of this release.

The Company’s investment portfolio includes certain funds that invest in fixed income securities which, due to their ownership structure, are accounted for by the Company using the equity method. In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the market value of the underlying fixed income securities in the funds). Changes in the carrying value of such investments, which are primarily included in ‘other investments’ on the Company’s balance sheet, are recorded in net investment income rather than as an unrealized gain or loss component of accumulated other comprehensive income in shareholders’ equity as are changes in the carrying value of the Company’s other fixed income investments.

The Company recorded a pre-tax investment income yield on the portfolio of 4.88% for the 2007 fourth quarter, compared to 4.89% for the 2006 fourth quarter, and 4.88% for the year ended December 31, 2007, compared to 4.71% for the 2006 period. The adjustments to the carrying value of the investments accounted for using the equity method described above reduced the reported pre-tax investment income yield by 0.07% for the 2007 fourth quarter and increased the reported pre-tax investment yield by 0.02% for the year ended December 31, 2007.

For the year ended December 31, 2007, the effective tax rates on income before income taxes and pre-tax operating income were 1.8% and 1.9%, respectively, compared to 3.6% and 3.5%, respectively, for the 2006 period. The Company’s effective tax rates may fluctuate from period to period based on the relative mix of income reported by jurisdiction primarily due to the varying tax rates in each jurisdiction. The Company’s quarterly tax provision is adjusted to reflect changes in its expected and actual annual effective tax rates, if any. As discussed below, the Company recorded a tax benefit in the 2007 and 2006 fourth quarters.

A significant portion of the Company’s catastrophe-exposed property business is written by a Bermuda-based subsidiary. As a result, on a relative basis, the Company’s effective tax rate is likely to be favorably affected in periods that have a low level of catastrophic losses incurred and adversely impacted in periods with significant catastrophic claims activity. The Company’s actual annual effective tax rate on pre-tax operating income was reduced during the 2007 and 2006 fourth quarters, primarily due to the low level of catastrophic losses incurred in the periods. The impact of applying the lower effective tax rate on pre-tax operating income for the nine month periods increased the Company’s after-tax results by $6.2 million, or $0.09 per share, for the 2007 fourth quarter, while the impact on the 2006 fourth quarter was $9.8 million, or $0.13 per share. The Company currently expects that its annual effective tax rate on pre-tax operating income available to common shareholders for the year ended December 31, 2008 will be in the range of 2.0% to 4.0%. In addition, the Company’s Bermuda-based reinsurance subsidiary incurs federal excise taxes for premiums assumed on U.S. risks. Such expenses are included in the Company’s acquisition expenses.

Net foreign exchange losses for the 2007 fourth quarter of $4.1 million consisted of net unrealized losses of $3.1 million and net realized losses of $1.0 million, compared to net foreign exchange losses for the 2006 fourth quarter of $8.3 million, which consisted of net unrealized losses of $8.4 million and net realized gains of $0.1 million. Net foreign exchange losses for the year ended December 31, 2007 of $44.0 million consisted of net unrealized losses of $48.8 million and net realized gains of $4.8 million, compared to net foreign exchange losses for the 2006 period of $23.9 million, which consisted of net unrealized losses of $27.3 million and net realized gains of $3.4 million. Net unrealized foreign exchange gains or losses result from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. The net foreign exchange losses for the 2007 periods resulted from a weakening of the U.S. Dollar. The Company holds investments in foreign currencies which are intended to mitigate its exposure to foreign currency fluctuations in its net insurance liabilities. However, changes in the value of such investments due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the statement of income. For the 2007 and 2006 periods, the net unrealized foreign exchange gains or losses recorded by the Company were largely offset by changes in the value of the Company’s investments held in foreign currencies.

Diluted weighted average common shares and common share equivalents outstanding, used in the calculation of after-tax operating income and net income per common share, were 70.9 million in the 2007 fourth quarter, compared to 76.6 million in the 2006 fourth quarter, and 73.8 million for the year ended December 31, 2007, compared to 76.2 million in the 2006 period. The lower level of weighted average shares outstanding in the 2007 periods was primarily due to the weighted average impact of share repurchases as discussed below, partially offset by increases in the dilutive effects of stock options and nonvested restricted stock calculated using the treasury stock method and the exercise of stock options. Under the treasury stock method, the dilutive impact of options and nonvested stock on diluted weighted average shares outstanding increases as the market price of the Company’s common shares increases.

On February 28, 2007, ACGL’s Board of Directors authorized the investment of up to $1 billion in ACGL’s common shares through a share repurchase program. Repurchases under the program may be effected from time to time in open market or privately negotiated transactions through February 2009. During the 2007 fourth quarter and year ended December 31, 2007, ACGL repurchased approximately 2.0 million and 7.8 million common shares, respectively, under the share repurchase program for an aggregate purchase price of $136.4 million and $537.1 million, respectively. As a result of the share repurchase transactions, book value per common share was reduced by $1.45 per share at December 31, 2007 and weighted average shares outstanding for the 2007 fourth quarter and year ended December 31, 2007 were reduced by 6.5 million and 3.3 million shares, respectively. The timing and amount of the repurchase transactions under this program will depend on a variety of factors, including market conditions and corporate and regulatory considerations. For additional information on the Company’s share repurchase program, refer to the supplemental financial information portion of this release.

At December 31, 2007, the Company’s capital of $4.34 billion consisted of $300.0 million of senior notes, representing 6.9% of the total, $325.0 million of preferred shares, representing 7.5% of the total, and common shareholders’ equity of $3.71 billion, representing the balance. The increase in the Company’s capital during 2007 of $445.2 million was primarily attributable to operating income for 2007 and an after-tax increase in the fair value of the Company’s investment portfolio, partially offset by $537.1 million of share repurchases during the period. The increase in the fair value of the Company’s investment portfolio primarily resulted from changes in the level of interest rates and foreign exchange rates in the second half of 2007.

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on Tuesday, February 12, 2008. A live webcast of this call will be available via the Media-Earnings Webcasts section of the Company’s website at http://www.archcapgroup.bm and will be archived on the website from 1:00 p.m. Eastern Time on February 12 through midnight Eastern Time on March 12, 2008. A telephone replay of the conference call also will be available beginning on February 12 at 1:00 p.m. Eastern Time until February 19 at midnight Eastern Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 57998007), and international callers should dial 617-801-6888 (passcode 57998007).

Arch Capital Group Ltd., a Bermuda-based company with approximately $4.34 billion in capital at December 31, 2007, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology.

Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•                        the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•                        acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

•                        the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•                        general economic and market conditions (including inflation, interest rates and foreign currency exchange rates) and conditions specific to the reinsurance and insurance markets in which the Company operates;

•                        competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•                        the Company’s ability to successfully integrate, establish and maintain operating procedures (including the implementation of improved computerized systems and programs to replace and support manual systems) to effectively support its underwriting initiatives and to develop accurate actuarial data, especially in light of the rapid growth of its business;

•                        the loss of key personnel;

•                        the integration of businesses the Company has acquired or may acquire into its existing operations;

•                        accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since limited historical information has been reported to the Company through December 31, 2007;

•                        greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•                        severity and/or frequency of losses;

•                        claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in its results of operations;

•                        acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•                        losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•                        availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•                        the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•                        the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•                        material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements;

•                        changes in accounting principles or policies or in the Company’s application of such accounting principles or policies; and

•                        statutory or regulatory developments, including as to tax policy and matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers.

In addition, other general factors could affect the Company’s results, including developments in the world’s financial and capital markets and its access to such markets.  All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company. This presentation includes the use of after-tax operating income available to common shareholders, which is defined as net income available to common shareholders, excluding net realized gains or losses and net foreign exchange gains or losses, net of income taxes. The presentation of after-tax operating income available to common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income available to common shareholders (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

The Company believes that net realized gains or losses and net foreign exchange gains or losses in any particular period are not indicative of the performance of, or trends in, the Company’s business performance.

Although net realized gains or losses and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic, and, under applicable GAAP accounting, losses on the Company’s investments can be realized as the result of other-than-temporary declines in value without actual realization. Due to these reasons, the Company excludes net realized gains or losses and net foreign exchange gains or losses from the calculation of after-tax operating income available to common shareholders.

The Company believes that showing net income available to common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

Book Value Per Common Share and Share Repurchases

	December 31,
(U.S. dollars in thousands, except share data)	2007	2006

Calculation of book value per common share:
Total shareholders’ equity	$4,035,811	$3,590,619
Less preferred shareholders’ equity	(325,000)	(325,000)
Common shareholders’ equity	$3,710,811	$3,265,619
Common shares outstanding (1)	67,318,466	74,270,466
Book value per common share	$55.12	$43.97

Effect of share repurchases during year-to-date period:
Aggregate market price of shares repurchased	$537,066
Shares repurchased	7,769,039
Average market price per share repurchased	$69.13

Estimated net dilutive impact on ending book value per common share (2)	$(1.45)
Estimated net accretive impact on diluted earnings per share (3):
2007 fourth quarter	$0.19
Year ended December 31, 2007	$0.34

(1)       Excludes the effects of 5,486,033 and 5,669,994 stock options and 116,453 and 91,514 restricted stock units outstanding at
December 31, 2007 and 2006, respectively.

(2)       As the average price per share repurchased during the period exceeded the book value per common share at December 31, 2007, the repurchase of shares during the period reduced book value per common share.

(3)       The estimated impact on diluted earnings per share was calculated comparing reported results versus (i) net income per share plus an estimate of lost net investment income on the share repurchases during 2007 divided by (ii) weighted average diluted shares outstanding plus an estimate of the weighted average shares repurchased during 2007. The repurchase of shares was accretive to diluted earnings per share in the 2007 periods.

Selected Information on Losses and Loss Adjustment Expenses

	Three Months Ended		Year Ended
	December 31,		December 31,
(U.S. dollars in thousands)	2007	2006	2007	2006

Components of losses and loss adjustment expenses
Paid losses and loss adjustment expenses	$284,397	$264,302	$1,117,413	$990,434
Increase in unpaid losses and loss adjustment expenses	111,354	150,066	526,757	800,115
Total losses and loss adjustment expenses	$395,751	$414,368	$1,644,170	$1,790,549

Estimated net (favorable) adverse development in prior year loss reserves, net of related adjustments
Net impact on underwriting results:
Insurance	$(2,480)	$(6,309)	$(3,128)	$(8,301)
Reinsurance	(29,746)	(26,573)	(154,217)	(60,710)
Total	$(32,226)	$(32,882)	$(157,345)	$(69,011)

Impact on losses and loss adjustment expenses:
Insurance	$(6,815)	$(6,309)	$(12,654)	$(8,301)
Reinsurance	(32,541)	(40,711)	(172,707)	(68,494)
Total	$(39,356)	$(47,020)	$(185,361)	$(76,795)

Impact on acquisition expenses, net:
Insurance	$4,335	—	$9,526	—
Reinsurance	2,795	$14,138	18,490	$7,784
Total	$7,130	$14,138	$28,016	$7,784

Impact on combined ratio:
Insurance	(0.6)%	(1.5)%	(0.2)%	(0.5)%
Reinsurance	(10.4)%	(7.5)%	(12.4)%	(4.1)%
Total	(4.5)%	(4.3)%	(5.3)%	(2.2)%

Impact on loss ratio:
Insurance	(1.6)%	(1.5)%	(0.7)%	(0.5)%
Reinsurance	(11.4)%	(11.5)%	(13.9)%	(4.6)%
Total	(5.5)%	(6.1)%	(6.3)%	(2.5)%

Impact on acquisition expense ratio:
Insurance	1.0%	—	0.5%	—
Reinsurance	1.0%	4.0%	1.5%	0.5%
Total	1.0%	1.8%	1.0%	0.3%

Estimated net losses incurred from current period catastrophic events (1)
Insurance	—	—	—	—
Reinsurance	$5,078	$9,231	$52,847	$45,851
Total	$5,078	$9,231	$52,847	$45,851

Impact on loss ratio:
Insurance	—	—	—	—
Reinsurance	1.8%	2.6%	4.3%	3.1%
Total	0.7%	1.2%	1.8%	1.5%

(1)          Equals estimated losses from catastrophic events occurring in the current accident year, net of reinsurance and reinstatement premiums. Amounts shown for the insurance segment are for named catastrophic events only. Amounts shown for the reinsurance segment include (i) named events with over $5 million of losses incurred by its Bermuda operations and (ii) all catastrophe losses incurred by its U.S. operations.

Annualized Operating Return on Average Common Equity

	Three Months Ended		Year Ended
	December 31,		December 31,
(U.S. dollars in thousands)	2007	2006	2007	2006

After-tax operating income available to common shareholders	$220,614	$220,733	$846,287	$734,919
Annualized after-tax operating income available to common shareholders	882,456	882,932	846,287	734,919

Beginning common shareholders’ equity	$3,549,795	$3,021,249	$3,265,619	$2,480,527
Ending common shareholders’ equity	3,710,811	3,265,619	3,710,811	3,265,619
Average common shareholders’ equity	$3,630,303	$3,143,434	$3,488,215	$2,873,073

Annualized operating return on average common equity	24.3%	28.1%	24.3%	25.6%

Investment Information

	Three Months Ended		Year Ended
	December 31,		December 31,
(U.S. dollars in thousands)	2007	2006	2007	2006

Net investment income:
Before equity method adjustments to market value	$121,527	$107,754	$461,342	$380,205
Investments accounted for using the equity method (1)	(1,626)	—	1,728	—
As reported	$119,901	$107,754	$463,070	$380,205

Contribution to pre-tax investment income yield (at amortized cost):
Before equity method adjustments to market value	4.95%	4.89%	4.86%	4.71%
Investments accounted for using the equity method (1)	(0.07)%	—	0.02%	—
As reported	4.88%	4.89%	4.88%	4.71%

After-tax investment income yield (at amortized cost)	4.73%	4.72%	4.72%	4.54%

Cash flow from operations	$332,870	$358,970	$1,436,456	$1,608,956

(1)               The Company’s investment portfolio includes certain funds that invest in fixed income securities which, due to their ownership structure, are accounted for by the Company using the equity method. In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the market value of the underlying fixed income securities in the funds). Changes in the carrying value of such investments, which are primarily included in ‘other investments’ on the Company’s balance sheet, are recorded in net investment income rather than as an unrealized gain or loss component of accumulated other comprehensive income in shareholders’ equity as are changes in the carrying value of the Company’s other fixed income investments..

	December 31,
(U.S. dollars in thousands)	2007	2006

Investable assets:
Fixed maturities available for sale, at fair value	$7,137,998	$6,876,548
Fixed maturities pledged under securities lending agreements, at fair value (1)	1,462,826	860,803
Total fixed maturities	8,600,824	7,737,351
Short-term investments available for sale, at fair value	699,036	957,698
Short-term investments pledged under securities lending agreements, at fair value (1)	219	—
Cash	239,915	317,017
Other investments (2)
Alternative investment funds	424,896	167,497
Equity securities	93,831	75,496
Privately held securities	70,942	64,089
Securities transactions entered into but not settled at the balance sheet date	(5,796)	(227,941)
Total investable assets (1)	$10,123,867	$9,091,207

Fixed income portfolio (3):
Average effective duration (in years)	3.29	3.23
Average credit quality (Standard & Poors)	AA+	AAA
Imbedded book yield (before investment expenses)	5.03%	4.97%

(1)               In securities lending transactions, the Company receives collateral in excess of the fair value of the fixed maturities and short-term investments pledged under securities lending agreements. For purposes of this table, the Company has excluded the collateral received at December 31, 2007 and 2006 of $1.5 billion and $891.4 million, respectively, which is reflected as “short-term investment of funds received under securities lending agreements, at fair value” and included the $1.46 billion and $860.8 million, respectively, of “fixed maturities and short-term investments pledged under securities lending agreements, at fair value.”

(2)               Other investments include (i) alternative investment funds which primarily include funds that invest in investment grade and non-investment grade fixed income securities and funds that invest in senior floating rate loans; (ii) equity securities which include certain investments in mutual funds and other preferred stocks; and (iii) privately held securities which include the Company’s investment in Aeolus LP.

(3)               Includes fixed maturities pledged under securities lending agreements and excludes short-term investment of funds received under securities lending agreements.

The following table summarizes the Company’s total fixed maturities:

(U.S. dollars in thousands)	Estimated Fair Value	Gross Unrealized Gains	Gross Unrealized Losses	Amortized Cost

December 31, 2007:
Corporate bonds	$2,452,527	$40,296	$(10,994)	$2,423,225
Commercial mortgage backed securities	1,315,680	17,339	(558)	1,298,899
Mortgage backed securities	1,234,596	14,211	(4,087)	1,224,472
U.S. government and government agencies	1,165,423	21,598	(447)	1,144,272
Asset backed securities	1,008,030	9,508	(4,030)	1,002,552
Municipal bonds	990,325	13,213	(195)	977,307
Non-U.S. government securities	434,243	28,032	(3,056)	409,267
Total	$8,600,824	$144,197	$(23,367)	$8,479,994

December 31, 2006:
Corporate bonds	$1,504,989	$9,196	$(5,634)	$1,501,427
Commercial mortgage backed securities	868,586	4,953	(1,098)	864,731
Mortgage backed securities	1,183,805	7,866	(1,678)	1,177,617
U.S. government and government agencies	1,922,511	12,835	(10,806)	1,920,482
Asset backed securities	907,829	923	(1,457)	908,363
Municipal bonds	815,204	1,323	(3,885)	817,766
Non-U.S. government securities	534,427	15,776	(4,718)	523,369
Total	$7,737,351	$52,872	$(29,276)	$7,713,755

The following table provides information on the Company’s mortgage-related securities at December 31, 2007, which consist of investments classified as mortgage backed securities (“MBS”), commercial mortgage backed securities (“CMBS”) and certain subprime mortgage holdings, home equity, Alt-A and other investments included in asset backed securities:

				Estimated Fair Value
(U.S. dollars in thousands)	Issuance Year	Par Value	Average Credit Quality	Total	% of Mortgage Holdings	% of Investable Assets

MBS:
Agency MBS	—	$767,134	AAA	$767,888	29.4	7.6

Prime non-agency MBS	2002	$8,904	AAA	$8,894	0.3	0.1
	2003	27,915	AAA	27,569	1.1	0.3
	2004	70,608	AAA	69,602	2.7	0.7
	2005	80,389	AAA	78,049	3.0	0.8
	2006	117,232	AAA	115,510	4.4	1.1
	2007	168,642	AAA	167,084	6.4	1.7
		$473,690	AAA	$466,708	17.9	4.7

Total MBS		$1,240,824	AAA	$1,234,596	47.3	12.3

CMBS:
Agency CMBS	—	$550,436	Gov’t	$545,020	20.9	5.4

Non-agency CMBS	1998	$5,708	AAA	$6,000	0.2	0.1
	1999	43,719	AAA	44,690	1.7	0.4
	2000	116,387	AAA	121,348	4.7	1.2
	2001	81,898	AAA	84,468	3.2	0.8
	2002	82,538	AAA	82,635	3.2	0.8
	2003	181,927	AAA	178,756	6.8	1.8
	2004	78,207	AAA	77,679	3.0	0.8
	2005	63,517	AAA	62,253	2.4	0.6
	2006	66,670	AAA	67,586	2.6	0.7
	2007	44,255	AAA	45,245	1.7	0.4
		$764,826	AAA	$770,660	29.5	7.6

Total CMBS		$1,315,262	AAA	$1,315,680	50.4	13.0

Other Mortgage-Related Securities:
Subprime mortgage holdings	All	$58,266	AA+	$44,844	1.7	0.4
Home equity	All	11,364	AAA	9,179	0.4	0.1
Alt-A and other	All	4,727	AAA	4,635	0.2	0.1

Total Other		$74,357	AA+	$58,658	2.3	0.6

Total mortgage-related securities		$2,630,443	AAA	$2,608,934	100.0	25.9

	Prime Non- Agency MBS	Non-Agency CMBS (1)
Additional Statistics:
Weighted average loan age (months)	26	58
Weighted average life (months) (2)	60	51
Weighted average loan-to-value % (3)	66.0%	69.0%
Total delinquencies (4)	3.2%	0.3%
Current credit support % (5)	13.1%	27.0%

(1) Loans defeased with government/agency obligations represented approximately 21% of the collateral underlying the Company’s non-agency CMBS holdings.

(2) The weighted average life for MBS is based on the interest rates in effect at December 31, 2007. The weighted average life for non-agency CMBS reflects the average life of the collateral underlying the Company’s non-agency CMBS holdings.

(3) The range of loan-to-values on MBS is 41% to 89% while the range of loan-to-values on CMBS is 53% to 73%.

(4) Total delinquencies for MBS includes 60 days and over while CMBS includes 30 days and over.

(5) Current credit support % represents the percentage for a collateralized mortgage obligation (“CMO”) or CMBS class/tranche from other subordinate classes in the same CMO or CMBS deal.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(U.S. dollars in thousands, except share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues
Net premiums written	$577,666	$601,916	$2,901,936	$3,017,418
Decrease in unearned premiums	134,550	163,125	42,714	64,247
Net premiums earned	712,216	765,041	2,944,650	3,081,665
Net investment income	119,901	107,754	463,070	380,205
Net realized gains (losses)	18,732	27,263	28,141	(19,437)
Fee income	1,866	2,272	7,536	9,814
Other income	5,483	431	9,048	431
Total revenues	858,198	902,761	3,452,445	3,452,678

Expenses
Losses and loss adjustment expenses	395,751	414,368	1,644,170	1,790,549
Acquisition expenses	111,702	148,129	480,531	543,911
Other operating expenses	101,275	82,167	388,138	332,302
Interest expense	5,523	5,523	22,093	22,090
Net foreign exchange losses	4,121	8,283	43,969	23,933
Total expenses	618,372	658,470	2,578,901	2,712,785

Income before income taxes	239,826	244,291	873,544	739,893

Income tax benefit (expense)	1,044	1,448	(15,601)	(26,679)

Net income	240,870	245,739	857,943	713,214

Preferred dividends	(6,461)	(6,461)	(25,844)	(20,655)

Net income available to common shareholders	$234,409	$239,278	$832,099	$692,559

Net income per common share
Basic	$3.44	$3.25	$11.72	$9.46
Diluted	$3.31	$3.12	$11.28	$9.08

Weighted average common shares and common share equivalents outstanding
Basic	68,074,208	73,511,166	70,995,672	73,212,432
Diluted	70,901,361	76,622,078	73,762,419	76,246,725

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share data)

	December 31,
	2007	2006
Assets
Investments and cash:
Fixed maturities available for sale, at fair value (amortized cost: 2007, $7,037,272; 2006, $6,858,970)	$7,137,998	$6,876,548
Short-term investments available for sale, at fair value (amortized cost: 2007, $700,262; 2006, $956,926)	699,036	957,698
Short-term investment of funds received under securities lending agreements, at fair value	1,503,723	891,376
Other investments (cost: 2007, $559,925; 2006, $282,923)	589,669	307,082
Cash	239,915	317,017
Total investments and cash	10,170,341	9,349,721

Accrued investment income	73,862	68,440
Fixed maturities and short-term investments pledged under securities lending agreements, at fair value	1,463,045	860,803
Premiums receivable	729,628	749,961
Funds held by reinsureds	74,752	82,385
Unpaid losses and loss adjustment expenses recoverable	1,609,619	1,552,157
Paid losses and loss adjustment expenses recoverable	132,289	122,149
Prepaid reinsurance premiums	480,462	470,138
Deferred income tax assets, net	57,051	63,606
Deferred acquisition costs, net	290,059	290,999
Receivable for securities sold	17,359	190,168
Other assets	525,800	511,940
Total Assets	$15,624,267	$14,312,467

Liabilities
Reserve for losses and loss adjustment expenses	$7,092,452	$6,463,041
Unearned premiums	1,765,881	1,791,922
Reinsurance balances payable	301,309	301,679
Senior notes	300,000	300,000
Deposit accounting liabilities	43,506	45,107
Securities lending collateral	1,503,723	891,376
Payable for securities purchased	23,155	418,109
Other liabilities	558,430	510,614
Total Liabilities	11,588,456	10,721,848

Commitments and Contingencies

Shareholders’ Equity
Non-cumulative preferred shares ($0.01 par value, 50,000,000 shares authorized)
- Series A (issued: 2007 and 2006, 8,000,000)	80	80
- Series B (issued: 2007 and 2006, 5,000,000)	50	50
Common shares ($0.01 par value, 200,000,000 shares authorized, issued: 2007, 67,318,466; 2006, 74,270,466)	673	743
Additional paid-in capital	1,451,667	1,944,304
Retained earnings	2,428,117	1,593,907
Accumulated other comprehensive income, net of deferred income tax	155,224	51,535
Total Shareholders’ Equity	4,035,811	3,590,619
Total Liabilities and Shareholders’ Equity	$15,624,267	$14,312,467

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(U.S. dollars in thousands)

	Year Ended
	December 31,
	2007	2006
Non-Cumulative Preferred Shares
Balance at beginning of year	$130	$—
Preferred shares issued	—	130
Balance at end of year	130	130

Common Shares
Balance at beginning of year	743	733
Common shares issued, net	8	10
Purchases of common shares under share repurchase program	(78)	—
Balance at end of year	673	743

Additional Paid-in Capital
Balance at beginning of year	1,944,304	1,595,440
Cumulative effect of change in accounting for unearned stock grant compensation	—	(9,646)
Series A non-cumulative preferred shares issued	—	193,377
Series B non-cumulative preferred shares issued	—	120,881
Common shares issued	2,577	379
Exercise of stock options	18,599	27,578
Common shares retired	(539,384)	(1,657)
Amortization of share-based compensation	24,605	17,259
Other	966	693
Balance at end of year	1,451,667	1,944,304

Deferred Compensation Under Share Award Plan
Balance at beginning of year	—	(9,646)
Cumulative effect of change in accounting for unearned stock grant compensation	—	9,646
Balance at end of year	—	—

Retained Earnings
Balance at beginning of year	1,593,907	901,348
Adjustment to adopt SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140”	2,111	—
Balance at beginning of year, as adjusted	1,596,018	901,348
Dividends declared on preferred shares	(25,844)	(20,655)
Net income	857,943	713,214
Balance at end of year	2,428,117	1,593,907

Accumulated Other Comprehensive Income (Loss)
Balance at beginning of year	51,535	(7,348)
Adjustment to adopt SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140”	(2,111)	—
Balance at beginning of year, as adjusted	49,424	(7,348)
Change in unrealized appreciation in value of investments, net of deferred income tax	92,657	61,205
Foreign currency translation adjustments, net of deferred income tax	13,143	(2,322)
Balance at end of year	155,224	51,535

Total Shareholders’ Equity	$4,035,811	$3,590,619

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(U.S. dollars in thousands)

	Year Ended
	December 31,
	2007	2006
Comprehensive Income
Net income	$857,943	$713,214
Other comprehensive income, net of deferred income tax
Unrealized appreciation in value of investments:
Unrealized holding gains arising during period	134,783	39,690
Reclassification of net realized (gains) losses, net of income taxes, included in net income	(42,126)	21,515
Foreign currency translation adjustments	13,143	(2,322)
Other comprehensive income	105,800	58,883
Comprehensive Income	$963,743	$772,097

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands)

	Year Ended
	December 31,
	2007	2006
Operating Activities
Net income	$857,943	$713,214
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized (gains) losses	(27,912)	21,056
Other income	(9,048)	(431)
Share-based compensation	24,605	17,259
Changes in:
Reserve for losses and loss adjustment expenses, net of unpaid losses and loss adjustment expenses recoverable	569,490	847,826
Unearned premiums, net of prepaid reinsurance premiums	(36,775)	(55,472)
Premiums receivable	24,414	(77,059)
Deferred acquisition costs, net	997	26,358
Funds held by reinsureds	7,633	85,354
Reinsurance balances payable	(3,933)	151,228
Deferred income tax assets, net	(5,401)	8,274
Other liabilities	25,961	27,250
Other items, net	8,482	(155,901)
Net Cash Provided By Operating Activities	1,436,456	1,608,956

Investing Activities
Purchases of fixed maturity investments	(20,454,932)	(15,728,141)
Proceeds from sales of fixed maturity investments	18,919,430	13,860,575
Proceeds from redemptions and maturities of fixed maturity investments	644,047	513,982
Purchases of other investments	(542,615)	(241,703)
Proceeds from sales of other investments	204,026	15,192
Net sales (purchases) of short-term investments	285,310	(245,005)
Change in securities lending collateral	(612,347)	2,003
Purchases of furniture, equipment and other assets	(27,996)	(13,240)
Net Cash Used For Investing Activities	(1,585,077)	(1,836,337)

Financing Activities
Purchases of common shares under share repurchase program	(537,066)	—
Proceeds from common shares issued, net	13,498	19,683
Proceeds from preferred shares issued, net of issuance costs	—	314,388
Change in securities lending collateral	612,347	(2,003)
Excess tax benefits from share-based compensation	4,923	5,448
Preferred dividends paid	(25,844)	(17,353)
Net Cash Provided By Financing Activities	67,858	320,163

Effects of exchange rate changes on foreign currency cash	3,661	1,758

(Decrease) increase in cash	(77,102)	94,540
Cash beginning of year	317,017	222,477
Cash end of period	$239,915	$317,017

Income taxes paid, net	$3,863	$43,967
Interest paid	$22,050	$22,050

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

SEGMENT INFORMATION

The Company classifies its businesses into two underwriting segments – insurance and reinsurance – and a corporate and other segment (non-underwriting). The Company’s insurance and reinsurance operating segments each have segment managers who are responsible for the overall profitability of their respective segments and who are directly accountable to the Company’s chief operating decision makers, the President and Chief Executive Officer of ACGL and the Chief Financial Officer of ACGL. The chief operating decision makers do not assess performance, measure return on equity or make resource allocation decisions on a line of business basis. The Company determined its reportable operating segments using the management approach described in SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information.”

Management measures segment performance based on underwriting income or loss. The Company does not manage its assets by segment and, accordingly, investment income is not allocated to each underwriting segment. In addition, other revenue and expense items are not evaluated by segment. The accounting policies of the segments are the same as those used for the preparation of the Company’s consolidated financial statements. Inter-segment insurance business is allocated to the segment accountable for the underwriting results.

The insurance segment consists of the Company’s insurance underwriting subsidiaries which primarily write on both an admitted and non-admitted basis. The insurance segment consists of eight specialty product lines, including: casualty; construction, surety and national accounts; executive assurance; healthcare; professional liability; programs; property, marine and aviation; and other (consisting of collateral protection, excess workers’ compensation and employers’ liability business).

The reinsurance segment consists of the Company’s reinsurance underwriting subsidiaries. The reinsurance segment generally seeks to write significant lines on specialty property and casualty reinsurance treaties. Classes of business include: casualty; marine and aviation; other specialty; property catastrophe; property excluding property catastrophe (losses on a single risk, both excess of loss and pro rata); and other (consisting of non-traditional and casualty clash business).

The corporate and other segment (non-underwriting) includes net investment income, other income (loss), other expenses incurred by the Company, interest expense, net realized gains or losses, net foreign exchange gains or losses and income taxes. In addition, results for the corporate and other segment include dividends on the Company’s non-cumulative preferred shares.

The following tables set forth underwriting income or loss by segment, together with a reconciliation of underwriting income to net income available to common shareholders:

	Three Months Ended December 31, 2007
(U.S. dollars in thousands)	Insurance	Reinsurance	Total

Gross premiums written (1)	$591,679	$245,371	$828,160
Net premiums written	377,357	200,309	577,666

Net premiums earned	$426,352	$285,864	$712,216
Fee income	1,326	540	1,866
Losses and loss adjustment expenses	(271,893)	(123,858)	(395,751)
Acquisition expenses, net	(54,596)	(57,106)	(111,702)
Other operating expenses	(68,677)	(25,126)	(93,803)
Underwriting income	$32,512	$80,314	112,826

Net investment income			119,901
Net realized gains			18,732
Other income			5,483
Other expenses			(7,472)
Interest expense			(5,523)
Net foreign exchange losses			(4,121)
Income before income taxes			239,826
Income tax benefit			1,044

Net income			240,870
Preferred dividends			(6,461)
Net income available to common shareholders			$234,409

Underwriting Ratios
Loss ratio	63.8%	43.3%	55.6%
Acquisition expense ratio (2)	12.6%	20.0%	15.6%
Other operating expense ratio	16.1%	8.8%	13.2%
Combined ratio	92.5%	72.1%	84.4%

(1)         Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)         The acquisition expense ratio is adjusted to include certain fee income.

	Three Months Ended December 31, 2006
(U.S. dollars in thousands)	Insurance	Reinsurance	Total

Gross premiums written (1)	$610,847	$273,054	$873,196
Net premiums written	374,881	227,035	601,916

Net premiums earned	$410,066	$354,975	$765,041
Fee income	1,135	1,137	2,272
Losses and loss adjustment expenses	(256,536)	(157,832)	(414,368)
Acquisition expenses, net	(53,418)	(94,711)	(148,129)
Other operating expenses	(60,522)	(13,115)	(73,637)
Underwriting income	$40,725	$90,454	131,179

Net investment income			107,754
Net realized losses			27,263
Other income			431
Other expenses			(8,530)
Interest expense			(5,523)
Net foreign exchange losses			(8,283)
Income before income taxes			244,291
Income tax benefit			1,448

Net income			245,739
Preferred dividends			(6,461)
Net income available to common shareholders			$239,278

Underwriting Ratios
Loss ratio	62.6%	44.5%	54.2%
Acquisition expense ratio (2)	12.8%	26.7%	19.2%
Other operating expense ratio	14.8%	3.7%	9.6%
Combined ratio	90.2%	74.9%	83.0%

(1)         Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)         The acquisition expense ratio is adjusted to include certain fee income.

	Year Ended December 31, 2007
(U.S. dollars in thousands)	Insurance	Reinsurance	Total

Gross premiums written (1)	$2,660,302	$1,517,645	$4,140,143
Net premiums written	1,717,548	1,184,388	2,901,936

Net premiums earned	$1,702,343	$1,242,307	$2,944,650
Fee income	5,063	2,473	7,536
Losses and loss adjustment expenses	(1,077,769)	(566,401)	(1,644,170)
Acquisition expenses, net	(201,703)	(278,828)	(480,531)
Other operating expenses	(276,388)	(81,059)	(357,447)
Underwriting income	$151,546	$318,492	470,038

Net investment income			463,070
Net realized gains			28,141
Other income			9,048
Other expenses			(30,691)
Interest expense			(22,093)
Net foreign exchange losses			(43,969)
Income before income taxes			873,544
Income tax expense			(15,601)

Net income			857,943
Preferred dividends			(25,844)
Net income available to common shareholders			$832,099

Underwriting Ratios
Loss ratio	63.3%	45.6%	55.8%
Acquisition expense ratio (2)	11.7%	22.4%	16.2%
Other operating expense ratio	16.2%	6.5%	12.1%
Combined ratio	91.2%	74.5%	84.1%

(1)         Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)         The acquisition expense ratio is adjusted to include certain fee income.

	Year Ended December 31, 2006
(U.S. dollars in thousands)	Insurance	Reinsurance	Total

Gross premiums written (1)	$2,624,757	$1,703,796	$4,282,449
Net premiums written	1,652,056	1,365,362	3,017,418

Net premiums earned	$1,600,854	$1,480,811	$3,081,665
Fee income	5,085	4,729	9,814
Losses and loss adjustment expenses	(1,017,263)	(773,286)	(1,790,549)
Acquisition expenses, net	(175,740)	(368,171)	(543,911)
Other operating expenses	(249,637)	(53,533)	(303,170)
Underwriting income	$163,299	$290,550	453,849

Net investment income			380,205
Net realized losses			(19,437)
Other income			431
Other expenses			(29,132)
Interest expense			(22,090)
Net foreign exchange losses			(23,933)
Income before income taxes			739,893
Income tax expense			(26,679)

Net income			713,214
Preferred dividends			(20,655)
Net income available to common shareholders			$692,559

Underwriting Ratios
Loss ratio	63.5%	52.2%	58.1%
Acquisition expense ratio (2)	10.8%	24.9%	17.5%
Other operating expense ratio	15.6%	3.6%	9.8%
Combined ratio	89.9%	80.7%	85.4%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include certain fee income.

The following table sets forth the insurance segment’s net premiums written and earned by major line of business, together with net premiums written by client and underwriting location:

	Three Months Ended December 31,
INSURANCE SEGMENT	2007		2006
(U.S. dollars in thousands)	Amount	%of Total	Amount	% of Total

Net premiums written
Professional liability (1)	$81,547	21.6	$74,371	19.8
Construction, surety and national accounts	68,510	18.2	52,244	13.9
Property, marine and aviation	55,531	14.7	70,175	18.7
Programs	50,523	13.4	44,049	11.8
Executive assurance	46,511	12.3	42,493	11.3
Casualty	35,235	9.3	51,192	13.7
Healthcare	13,891	3.7	18,661	5.0
Other (2)	25,609	6.8	21,696	5.8
Total	$377,357	100.0	$374,881	100.0

Net premiums earned
Professional liability (1)	$83,841	19.7	$75,678	18.5
Construction, surety and national accounts	73,476	17.2	65,626	16.0
Property, marine and aviation	79,948	18.8	84,074	20.5
Programs	58,248	13.7	51,908	12.7
Executive assurance	44,885	10.5	43,871	10.7
Casualty	47,086	11.0	57,218	13.9
Healthcare	15,256	3.6	18,606	4.5
Other (2)	23,612	5.5	13,085	3.2
Total	$426,352	100.0	$410,066	100.0

Net premiums written by client location
United States	$285,392	75.6	$307,868	82.1
Europe	57,235	15.2	26,290	7.0
Other	34,730	9.2	40,723	10.9
Total	$377,357	100.0	$374,881	100.0

Net premiums written by underwriting location
United States	$282,684	74.9	$287,824	76.8
Europe	72,864	19.3	62,240	16.6
Other	21,809	5.8	24,817	6.6
Total	$377,357	100.0	$374,881	100.0

(1)          Includes travel and accident business.

(2)          Includes excess workers’ compensation and employers’ liability business.

	Year Ended
	December 31,
	2007		2006
INSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Property, marine and aviation	$330,460	19.3	$320,928	19.4
Professional liability (1)	328,369	19.1	289,328	17.5
Construction, surety and national accounts	283,997	16.5	274,460	16.6
Programs	235,793	13.7	225,653	13.7
Executive assurance	185,351	10.8	193,694	11.8
Casualty	181,774	10.6	220,244	13.3
Healthcare	63,757	3.7	68,026	4.1
Other (2)	108,047	6.3	59,723	3.6
Total	$1,717,548	100.0	$1,652,056	100.0

Net premiums earned
Property, marine and aviation	$335,569	19.7	$291,119	18.2
Professional liability (1)	324,838	19.1	266,527	16.6
Construction, surety and national accounts	280,201	16.5	265,992	16.6
Programs	231,012	13.6	224,841	14.0
Executive assurance	184,154	10.8	193,295	12.2
Casualty	201,247	11.8	243,050	15.2
Healthcare	68,456	4.0	70,747	4.4
Other (2)	76,866	4.5	45,283	2.8
Total	$1,702,343	100.0	$1,600,854	100.0

Net premiums written by client location
United States	$1,323,376	77.1	$1,340,792	81.2
Europe	250,824	14.6	182,815	11.0
Other	143,348	8.3	128,449	7.8
Total	$1,717,548	100.0	$1,652,056	100.0

Net premiums written by underwriting location
United States	$1,309,401	76.2	$1,297,974	78.6
Europe	330,746	19.3	269,128	16.3
Other	77,401	4.5	84,954	5.1
Total	$1,717,548	100.0	$1,652,056	100.0

(1)          Includes travel and accident business.

(2)          Includes excess workers’ compensation and employers’ liability business.

The following table sets forth the reinsurance segment’s net premiums written and earned by major line of business and type of business, together with net premiums written by client and underwriting location:

	Three Months Ended
	December 31,
	2007		2006
REINSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Casualty (1)	$107,909	53.9	$120,396	53.0
Property excluding property catastrophe (2)	40,729	20.3	44,529	19.6
Marine and aviation	29,156	14.6	26,113	11.5
Other specialty	13,664	6.8	23,602	10.4
Property catastrophe	8,762	4.4	11,577	5.1
Other	89	0.0	818	0.4
Total	$200,309	100.0	$227,035	100.0

Net premiums earned
Casualty (1)	$118,160	41.3	$161,595	45.5
Property excluding property catastrophe (2)	63,676	22.3	77,562	21.9
Marine and aviation	25,950	9.1	30,285	8.5
Other specialty	30,741	10.8	42,887	12.1
Property catastrophe	44,951	15.7	39,141	11.0
Other	2,386	0.8	3,505	1.0
Total	$285,864	100.0	$354,975	100.0

Net premiums written
Pro rata	$171,103	85.4	$205,866	90.7
Excess of loss	29,206	14.6	21,169	9.3
Total	$200,309	100.0	$227,035	100.0

Net premiums earned
Pro rata	$192,073	67.2	$261,130	73.6
Excess of loss	93,791	32.8	93,845	26.4
Total	$285,864	100.0	$354,975	100.0

Net premiums written by client location
United States	$99,315	49.6	$118,670	52.3
Europe	53,423	26.7	62,342	27.5
Bermuda	32,215	16.1	26,651	11.7
Other	15,356	7.6	19,372	8.5
Total	$200,309	100.0	$227,035	100.0

Net premiums written by underwriting location
Bermuda	$102,934	51.4	$130,688	57.6
United States	91,466	45.7	96,347	42.4
Other	5,909	2.9	—	—
Total	$200,309	100.0	$227,035	100.0

(1)          Includes professional liability and executive assurance business.

(2)          Includes facultative business.

	Year Ended
	December 31,
	2007		2006
REINSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Casualty (1)	$466,209	39.4	$591,219	43.3
Property excluding property catastrophe (2)	248,367	21.0	297,080	21.8
Property catastrophe	202,203	17.1	146,751	10.7
Other specialty	148,776	12.5	218,157	16.0
Marine and aviation	110,586	9.3	109,865	8.0
Other	8,247	0.7	2,290	0.2
Total	$1,184,388	100.0	$1,365,362	100.0

Net premiums earned
Casualty (1)	$505,578	40.7	$668,086	45.1
Property excluding property catastrophe (2)	264,151	21.3	310,042	20.9
Property catastrophe	171,496	13.8	176,106	11.9
Other specialty	184,597	14.8	220,641	14.9
Marine and aviation	104,482	8.4	100,565	6.8
Other	12,003	1.0	5,371	0.4
Total	$1,242,307	100.0	$1,480,811	100.0

Net premiums written
Pro rata	$803,352	67.8	$987,391	72.3
Excess of loss	381,036	32.2	377,971	27.7
Total	$1,184,388	100.0	$1,365,362	100.0

Net premiums earned
Pro rata	$874,647	70.4	$1,121,329	75.7
Excess of loss	367,660	29.6	359,482	24.3
Total	$1,242,307	100.0	$1,480,811	100.0

Net premiums written by client location
United States	$688,841	58.1	$770,309	56.4
Europe	258,952	21.9	368,332	27.0
Bermuda	179,935	15.2	132,618	9.7
Other	56,660	4.8	94,103	6.9
Total	$1,184,388	100.0	$1,365,362	100.0

Net premiums written by underwriting location
Bermuda	$691,782	58.4	$813,356	59.6
United States	471,551	39.8	552,006	40.4
Other	21,055	1.8	—	—
Total	$1,184,388	100.0	$1,365,362	100.0

(1)          Includes professional liability and executive assurance business.

(2)          Includes facultative business.

Discussion of 2007 Fourth Quarter Performance

Insurance Segment

	Three Months Ended
	December 31,
(U.S. dollars in thousands)	2007	2006

Gross premiums written	$591,679	$610,847
Net premiums written	377,357	374,881
Net premiums earned	426,352	410,066
Underwriting income	32,512	40,725

Loss ratio	63.8%	62.6%
Acquisition expense ratio	12.6%	12.8%
Other operating expense ratio	16.1%	14.8%
Combined ratio	92.5%	90.2%

Gross premiums written by the insurance segment in the 2007 fourth quarter were 3.1% lower than in the 2006 fourth quarter, while net premiums written were 0.7% higher. The growth in net premiums written primarily reflects changes in the mix of business, including a higher percentage in the 2007 fourth quarter of business written in lines in which the insurance segment buys a lower level of reinsurance. The growth in net premiums written resulted from increases in national accounts casualty business, excess workers’ compensation and employers’ liability business (included in ‘Other’) and European professional lines business, partially offset by decreases in U.S. specialty casualty and property lines of business in response to competition and the current rate environment. Net premiums earned by the insurance segment in the 2007 fourth quarter were 4.0% higher than in the 2006 fourth quarter, and reflect changes in net premiums written over the previous five quarters, including the mix and type of business written.

The loss ratio for the insurance segment was 63.8% in the 2007 fourth quarter, compared to 62.6% for the 2006 fourth quarter. The 2007 fourth quarter loss ratio was unchanged from the 2007 third quarter and reflected a 1.6 point reduction related to estimated net favorable development in prior year loss reserves, compared to a 1.5 point reduction in prior year loss reserves in the 2006 fourth quarter. The insurance segment’s loss ratio in the 2007 fourth quarter also reflects an increase in expected loss ratios across a number of lines of business and changes in the mix of business.

The insurance segment’s underwriting expense ratio was 28.7% in the 2007 fourth quarter, compared to 27.6% in the 2006 fourth quarter. The acquisition expense ratio was 12.6% for the 2007 fourth quarter, compared to 12.8% for the 2006 fourth quarter. The acquisition expense ratio is influenced by, among other things, (1) the amount of ceding commissions received from unaffiliated reinsurers, (2) the amount of business written on a surplus lines (non-admitted) basis and (3) mix of business. The acquisition expense ratio in the 2007 fourth quarter reflects changes in the form of reinsurance ceded and the mix of business and also included 1.0 point related to favorable prior year loss development. The insurance segment’s other operating expense ratio was 16.1% for the 2007 fourth quarter, compared to 16.0% in the 2007 third quarter and 14.8% for the 2006 fourth quarter.  The higher operating expense ratio in the 2007 fourth quarter compared to the 2006 fourth quarter was primarily due to growth in compensation-related expenses without an attendant growth in net premiums earned.

Reinsurance Segment

	Three Months Ended
	December 31,
(U.S. dollars in thousands)	2007	2006

Gross premiums written	$245,371	$273,054
Net premiums written	200,309	227,035
Net premiums earned	285,864	354,975
Underwriting income	80,314	90,454

Loss ratio	43.3%	44.5%
Acquisition expense ratio	20.0%	26.7%
Other operating expense ratio	8.8%	3.7%
Combined ratio	72.1%	74.9%

Gross premiums written by the reinsurance segment in the 2007 fourth quarter were 10.1% lower than in the 2006 fourth quarter, with reductions in casualty, non-catastrophe exposed property and other specialty lines. The reductions were a result of continued competition which resulted in either non-renewals or lower shares written by the reinsurance segment.

Ceded premiums written by the reinsurance segment were 18.4% of gross premiums written for the 2007 fourth quarter, compared to 16.9% for the 2006 fourth quarter. In the 2007 fourth quarter, Arch Re Bermuda ceded $35.2 million, or 14.3% of gross premiums written, of certain lines of property and marine premiums written under the quota share reinsurance treaty (the “Treaty”) to Flatiron Re Ltd., compared to $35.3 million, or 12.9%, in the 2006 fourth quarter. On an earned basis, Arch Re Bermuda ceded $75.6 million to Flatiron Re Ltd. in the 2007 fourth quarter, compared to $61.8 million in the 2006 fourth quarter.

Under the Treaty, Flatiron Re Ltd. assumed a 45% quota share of certain lines of property and marine business underwritten by Arch Re Bermuda for the 2006 and 2007 underwriting years (the percentage ceded was increased from 45% to 70% of covered business bound from June 28, 2006 until August 15, 2006 provided such business did not incept beyond September 30, 2006). On December 31, 2007, the Treaty expired by its terms. At December 31, 2007, $144.9 million of premiums ceded to Flatiron Re Ltd. were unearned. The attendant premiums earned, losses incurred and acquisition expenses will be reflected in the reinsurance segment’s results of operations in 2008.

Net premiums earned by the reinsurance segment in the 2007 fourth quarter were 19.5% lower than in the 2006 fourth quarter. The decrease in net premiums earned in the 2007 fourth quarter primarily resulted from changes in net premiums written over the previous five quarters, including the mix and type of business written.

The reinsurance segment’s loss ratio was 43.3% in the 2007 fourth quarter, compared to 44.5% for the 2006 fourth quarter.  The loss ratio for the 2007 fourth quarter reflected an 11.4 point reduction related to estimated net favorable development in prior year loss reserves, compared to an 11.5 point reduction in the 2006 fourth quarter. The 2007 fourth quarter loss ratio also reflected approximately 1.8 points of catastrophic activity, while the 2006 fourth quarter loss ratio reflected approximately 2.6 points of catastrophic activity. The reinsurance segment’s loss ratio in the 2007 fourth quarter also reflects an increase in expected loss ratios across a number of lines of business and changes in the mix of business.

The underwriting expense ratio for the reinsurance segment was 28.8% in the 2007 fourth quarter, compared to 30.4% in the 2006 fourth quarter. The acquisition expense ratio for the 2007 fourth quarter was 20.0%, compared to 26.7% for the 2006 fourth quarter. The acquisition expense ratio is influenced by, among other things, the mix and type of business written and earned and the level of ceding commission income. The acquisition expense ratio for the 2007 fourth quarter included 1.0 point related to favorable prior year loss development, compared to 4.0 points in the 2006 fourth quarter. In addition, the acquisition expense ratio included commission income (in excess of the reimbursement of direct acquisition expenses) on the quota-share reinsurance treaty with Flatiron Re Ltd. which reduced the 2007 fourth quarter acquisition expense ratio by 4.1 points, compared to 2.5 points in the 2006 fourth quarter. The reinsurance segment’s other operating expense ratio was 8.8% for the 2007 fourth quarter, compared to 3.7% for the 2006 fourth quarter. The higher ratio in the 2007 fourth quarter primarily resulted from expenses related to the reinsurance segment’s property facultative reinsurance operation, which commenced operations during the 2007 second quarter, and a lower level of net premiums earned.